EXHIBIT 99.2

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                CONSOLIDATED GRAPHICS TO ACQUIRE LINCOLN PRINTING
                             OF FORT WAYNE, INDIANA


HOUSTON, TEXAS - June 11, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Lincoln Printing Corporation of Fort Wayne, Indiana. Lincoln provides a wide range of printing services, satisfying the graphic communication needs of a diverse customer base. The 39-year-old company will continue to be led by Randy Roberts, President of Lincoln. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Lincoln is an integrated provider of printing services that has earned a reputation in its market for superior service, technical innovation, and strong management - qualities we seek in all of our companies. We look forward to working with Randy Roberts and his team of dedicated employees."

     Randy Roberts noted, "This is a very positive development for Lincoln Printing, our customers, and our employees. We are joining an industry leader with the technological expertise, financial resources, and vision to help us continue our growth. Consolidated Graphics and Lincoln Printing are committed to expanding together and offering the highest-quality products and services to our customers."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 39 companies with annualized revenues in excess of $385 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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